GEORGE PUTNAM
                              Chairman of the Trustees

                              THE PUTNAM FUNDS
                              One Post Office Square
                              Boston, Massachusetts  02109



Dear Shareholder:

You recently received a proxy statement requesting your vote on an important proposal relating to Putnam California Intermediate
Tax Exempt Fund. Our records show that you have not yet voted.
Your vote is important. PLEASE CAST YOUR BALLOT.

In the next several days, representatives of the fund may try to contact you by telephone to obtain your voting instructions. Should you decide to vote by mail, we have included another copy of the proxy ballot and a business reply envelope for your convenience.

The Trustees are recommending the merger of your fund, Putnam California Intermediate Tax Exempt Fund into Putnam California Tax Exempt Income Fund. The merger would be accomplished by, among other things, transferring your fund s assets, at net asset value, to Putnam California Tax Exempt Income Fund in exchange for shares of that fund.

Putnam Management recommended this merger to the Trustees because it believes that the merger offers shareholders of Putnam California Intermediate Tax Exempt Fund an opportunity to pursue similar investment objectives with greater economies of scale, which may lower expenses over the long term.

PUTNAM MANAGEMENT AND THE TRUSTEES BELIEVE THAT THE MERGER
WOULD BE IN THE BEST INTEREST OF SHAREHOLDERS.

In closing, we ask you to consider this proposal carefully.
Should you have any questions, please consult your financial advisor or contact a Putnam customer service representative at 1-800-225-1581.

Sincerely,

/s/ George Putnam

George Putnam                      1/96

              PUTNAM CALIFORNIA INTERMEDIATE TAX EXEMPT FUND



                                   Endeavor to Contact Letter


                    (D.F. King & Co., Inc. Letterhead)



Dear Putnam California Intermediate Tax Exempt Fund Shareholder:

     The Special Meeting of Shareholders of Putnam California Intermediate Tax Exempt Fund (the "Fund") is scheduled to be held at 2:00 p.m. on Thursday, March 7, 1996. D.F. King & Co., Inc. has been retained by the Fund to contact its shareholders by telephone to verify that proxy materials have been received and answer any questions regarding the proposal to merge the Fund into Putnam California Tax Exempt Income Fund. To date, we have been unable to reach you.

     Since we have been unsuccessful in reaching you, please feel free to contact us collect at (212)493-6924 in order to learn more about the proposed merger and/or to order replacement proxy material. Our business hours are weekdays from 9:30 a.m. to 8:00 p.m. (Eastern Standard Time).

     In addition, if you have received your proxy material and do not have any questions, we would appreciate it if you would sign, date, and mail your proxy in the postage paid return envelope that was provided with your proxy material.

     Thank you for your interest as a shareholder of Putnam
California Intermediate Tax Exempt Fund. We appreciate your cooperation.



                                        Sincerely,


                                        D.F. King & Co., Inc.